Exhibit 10.15

EXECUTION VERSION

THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Dated January 8, 2018

by and among

TENCENT MUSIC ENTERTAINMENT GROUP

(腾讯音乐娱乐集团),

PARTIES LISTED ON SCHEDULE A,

XIE GUOMIN,

XIE ZHENYU,

and

OTHER PERSON WHO BECOMES A PARTY BY EXECUTING JOINDER AGREEMENT

THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made on January 8, 2018 by and among:

(a) Tencent Music Entertainment Group (腾讯音乐娱乐集团), an exempted company incorporated under the Laws of the Cayman Islands (the “Company”),

(b) parties listed on Schedule A (collectively, the “Shareholders”, and each a “Shareholder”),

(c) Mr. Xie Guomin, a PRC citizen with his identification card number being 350627197309240534 (“Xie Guomin”),

(d) Mr. Xie Zhenyu, a PRC citizen with his identification card number being 440104197407271019 (“Xie Zhenyu”), and

(e) any other person who becomes a party hereto by executing the Joinder Agreement.

RECITALS

A.	The Company, the Shareholders, Xie Guomin, Xie Zhenyu and certain other parties thereto have entered into the Second Amended and Restated Shareholders Agreement on December 8, 2017 (the “Prior Agreement”).

B.	Prior to or substantially concurrently with the signing of this Agreement, the Board of the Company has approved the issuance of a certain number of ordinary shares, par value $0.000083 each, of the Company (the “Ordinary Shares”) pursuant to one or more share subscription agreements (the “Subscription Agreements”) to be entered into by and between the Company and the purchasers thereunder.

C.	The parties hereto desire to amend and restate in its entirety the Prior Agreement by entering into this Agreement with respect to the rights and obligations between and among the Company and its shareholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

For purposes of this Agreement the following terms have the following meanings:

“2014 ESOP” means the 2014 share incentive plan of the Company approved by the Board, under which 116,400,000 Ordinary Shares were originally reserved, among which 11,640,000 reserved Ordinary Shares had been canceled as of July 12, 2016.

“ADRs” means American Depositary Receipts representing the right to receive Ordinary Shares.

“ADSs” means American Depositary Shares representing the right to receive Ordinary Shares.

“Affiliate” means, (i) with respect to a person that is a natural person, such person’s relatives and any other person (other than natural persons) directly or indirectly Controlled by such person, and (ii) with respect to a person that is not a natural person, a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such person. For the purposes of this definition, “relative” of a person means such person’s spouse, parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent or the spouse of such person’s child, grandchild, sibling, uncle, aunt, nephew or niece. Notwithstanding the foregoing, for purposes of this Agreement, no Shareholder shall be deemed an Affiliate of any other Shareholder solely by reason of the existence of any rights or obligations under this Agreement or holding of the Company Securities by such Shareholder and any other Shareholder.

“Agreement” has the meaning ascribed to it in the preamble.

“Amended Control Documents” has the meaning ascribed to it in Section 10.3 (Control Documents).

“Arbitration Notice” has the meaning ascribed to it in Section 11.4 (Governing Law and Dispute Resolution).

“Articles” means the Memorandum and Articles of Association of the Company as the same may be amended from time to time.

“Anti-Dilution Issuance Shares” has the meaning ascribed to it in Section 11.20 (Release of Obligations).

“Anti-Dilution Issuance to Tencent” has the meaning ascribed to it in Section 11.20 (Release of Obligations).

“Available For Sale Target Shares” has the meaning ascribed to it in Section 4.7 (Non-Exercise of Right).

“Board” means the board of directors of the Company.

“Business Day” means a day (other than a Saturday or a Sunday) that the banks in New York, London, Hong Kong, the PRC or the Cayman Islands are generally open for business.

“Cap Table” has the meaning ascribed to it in Section 11.20 (Release of Obligations).

“CIFH” means PAGAC Music Holding II Limited, an exempted company incorporated under the Laws of the Cayman Islands.

“Company” has the meaning ascribed to it in the preamble.

“Company GC” has the meaning ascribed to it in Section 8.8 (Management).

“Company Securities” means any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of the Company, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to the Company, or any contract of any kind for the purchase or acquisition from the Company of any of the foregoing, either directly or indirectly.

“Confidential Information” has the meaning ascribed to it in Section 11.12 (Confidentiality).

“Control” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Control Documents” means a series of agreements and documents entered into by and between any wholly-owned PRC Subsidiary of the Company and VIE Affiliates and their shareholders, through which such wholly-owned PRC Subsidiary has acquired the Control and is able to consolidate the financial statements of such VIE Affiliates.

“Core Business” includes:

(i) provision of digital music service;

(ii) production and sales of digital music devices;

(iii) provision of online and offline music show service and other performance;

(iv) production and promotion of music content;

(v) operation of music-related licensing business;

(vi) other music-related business;

(vii) operation, research and development of online gaming and commercial advertisement; and

(viii) other business as approved by the Board.

“Co-Sale Notice” has the meaning ascribed to it in Section 5.1 (Right of Co-Sale).

“Disclosed Issuance Obligation” means the following:

(i) 104,760,000 Ordinary Shares issued or issuable as of July 12, 2016 to qualified employees of the Company pursuant to the 2014 ESOP, or any options to purchase such shares; and

(ii) the issuance of Ordinary Shares in connection with the acquisition of 彩虹世纪(北京) 文化传媒有限公司 as contemplated by the form of share purchase agreement attached to the loan agreement entered into between Ocean Interactive (Beijing) Technology Co., Ltd. and 彩虹世纪 (北京) 文化传媒有限公司 on February 20, 2014, which issuance has been completed as of the date of this Agreement.

“Disclosing Party” has the meaning ascribed to it in Section 11.12 (Confidentiality).

“Disposition Notice” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“Dispute” has the meaning ascribed to it in Section 11.4 (Governing Law and Dispute Resolution).

“Drag-Along Right” has the meaning ascribed to it in Section 7.1 (Grant of Drag-Along Right).

“ESOP” means collectively, the 2014 ESOP, the 2017 Share Option Plan approved by the Board under which the maximum aggregate number of Ordinary Shares available for exercise of the options to be granted thereunder is 34,826,662 Ordinary Shares (including awards of up to 8,055,153 Ordinary Shares that had not been granted under the 2014 ESOP and have been granted under the 2017 Share Option Plan) and the 2017 Restricted Share Award Scheme approved by the Board under which the maximum aggregate number of Ordinary Shares which may be issued pursuant to all awards of restricted shares to be granted thereunder is 40,157,263 Ordinary Shares (including awards of up to 12,637,194 Ordinary Shares reserved for issuance under the Tencent ESOP).

“Exchange Act” has the meaning ascribed to it in Section 2.9(a) (Indemnification).

“Excluded Related Party Transaction” has the meaning ascribed to it in Section 8.10 (Related Party Transactions).

“Existing Shareholders” means the holders of Ordinary Shares of the Company as of December 8, 2017.

“First Participation Notice” has the meaning ascribed to it in Section 3.2(a) (First Participation Notice).

“Form F-3” or “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act.

“Form F-4” or “Form S-4” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act.

“Fully-Exercising ROFR Shareholder” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“GMHL” means Guomin Holdings Limited, a company limited by shares incorporated under the Laws of the British Virgin Islands.

“Group Companies” means the Company and the entities whose financial results are consolidated with those of the Company in accordance with US GAAP, and each, a “Group Company”.

“Holder” means any Shareholder holding Registrable Securities or any assignee thereof in accordance with Section 2.10 (Assignment of Registration Rights).

“HKIAC” has the meaning ascribed to it in Section 11.4 (Governing Law and Dispute Resolution).

“HKIAC Rules” has the meaning ascribed to it in Section 11.4 (Governing Law and Dispute Resolution).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means the International Financial Reporting Standards.

“Initiating Holders” has the meaning ascribed to it in Section 2.1(b) (Demand Registration).

“IPO” has the meaning ascribed to it in Section 10.4 (IPO).

“Issuance Obligation” has the meaning ascribed to it in Section 11.20 (Release of Obligations).

“July 2016 SHA” has the meaning ascribed to it in Section 11.3 (Entire Agreement).

“Key Management” means Xie Zhenyu and Xie Guomin.

“Kugou” means Guangzhou Kugou Computer Technology Co., Ltd. (广州酷狗计算机科技有限公司).

“Largest Financial Investor” has the meaning ascribed to it in Section 8.2 (Election of Directors).

“Law” means any law, rule, constitution, code, ordinance, statute, treaty, decree, regulation, common law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure, in each case of any governmental authority.

“Lechang” means Guangzhou Lechang Software Technology Co., Ltd. (广州乐畅软件科技有限公司), a company incorporated under the laws of the PRC.

“Lechang Spinoff” means a series of transactions that contemplate: (i) the transfer of Lechang to Beijing Quku Technology Co., Ltd. (北京趣酷科技有限公司) (“Quku”); (ii) the joint ownership in Quku by (A) Beijing Quxing Tianxia Technology Co., Ltd. (北京趣行天下科技有限公司 (“Quxing”)), (B) a holding entity (“Entity A”) to be jointly owned by the Shareholders or their respective nominees and (C) certain other persons, with Quxing and Entity A collectively owning 75.5% of Quku; and (iii) the subscription by the Shareholders or their respective nominees for, and the issuance by Entity A to the Shareholders or their respective nominees, the equity interests in Entity A on a pro rata basis in proportion to the Shareholders’ equity interests in the issued and outstanding share capital of the Company immediately after the Tencent Closing.

“Lock-up Period” has the meaning ascribed to it in Section 2.13 (“Market Stand-Off” Agreement).

“March 2016 SHA” has the meaning ascribed to it in Section 11.3 (Entire Agreement).

“Material Adverse Effect” means, with respect to the Company, any change, event, or effect that is materially adverse to the business, operations, assets, liabilities, financial condition, results of operations or prospects of that person and its Subsidiaries taken as a whole.

“Music Fund” means an investment fund formed for the purpose of making investments in music content businesses, whose limited partners include (i) Tencent or its Affiliates and (ii) the Company or another Group Company. Notwithstanding the definition of Affiliates, the parties agree that for purposes of this definition of “Music Fund”, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

“New Securities” means any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of the Company, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to the Company, or any contract of any kind for the purchase or acquisition from the Company of any of the foregoing, either directly or indirectly, provided, however, that the term “New Securities” does not include:

(i)	104,760,000 Ordinary Shares issued or issuable to qualified employees of the Company pursuant to the 2014 ESOP, or any options to purchase such shares;

(ii)	any other Company Securities issued or to be issued under the ESOP;

(iii)	any securities issued in connection with any share dividend, distribution, share split, share consolidation, or other similar event in which the Shareholders are otherwise entitled to participate;

(iv)	any shares issued upon exercise of options, warrants or other types of awards as approved by the Board;

(v)	any shares issued pursuant to the QIPO;

(vi)	any securities of the Company issued or issuable pursuant to the Issuance Obligation;

(vii)	any Anti-Dilution Issuance Shares or any securities of the Company issued or issuable pursuant to the Anti-Dilution Issuance to Tencent;

(viii)	any shares reserved and issuable to any Shareholder, if applicable, pursuant to its exercise of right of participation under the Prior SHAs in relation to the transactions contemplated under the Tencent Subscription Agreement;

(ix)	any shares issued under the R2G Agreement (provided that, if any shares are issued under this clause (ix), CIFH shall have returned an equivalent number of Ordinary Shares to the Company);

(x)	up to 69,844,564 Ordinary Shares issued or issuable to investors other than Existing Shareholders and the Ordinary Shares issued or issuable pursuant to the Spotify Subscription Agreement; and

(xi)	any securities of the Company issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in a single transaction or series of related transactions, in each case, duly approved in accordance with Section 10.2(b) (Protective Provisions).

“Non-Disclosing Party” has the meaning ascribed to it in Section 11.12 (Confidentiality).

“Non-Tencent Shareholders” has the meaning ascribed to it in Section 8.2(b) (Election of Directors).

“Non-Transferring Shareholders” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“Ordinary Shares” has the meaning ascribed to it in the Recitals.

“Overallotment Notice” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“Participation Pro Rata Share” of any Shareholder means, the ratio of (a) the number of Ordinary Shares held by such Shareholder, to (b) the total number of Ordinary Shares then outstanding and held by all Shareholders immediately prior to the issuance of New Securities giving rise to the Right of Participation.

“PRC” means the People’s Republic of China and for purposes of this Agreement, excludes Hong Kong, Macao Special Administrative Region and Taiwan.

“Preemptive Right Participants” has the meaning ascribed to it in Section 3.2(b) (Second Participation Notice; Oversubscription).

“Prior Agreement” has the meaning ascribed to it in the preamble.

“Prior SHAs” has the meaning ascribed to it in Section 11.3 (Entire Agreement).

“Prospective Transferee” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“Qualified Transfer” has the meaning ascribed to it in Section 4.2(a) (Key Management Lock-up).

“QIPO” means a firm underwritten public offering of the Ordinary Shares or any equity securities in any of the Company’s Subsidiaries in the U.S., pursuant to an effective registration statement under the Securities Act, or in a similar public offering of the Ordinary Shares or any equity securities in any of the Company’s Subsidiaries in another jurisdiction which results in such shares trading publicly on the Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ Stock Market, A-Share Market or such other stock exchange approved by the Board (each, a “Qualified Stock Exchange”) where the Company meets the listing requirements of such Qualified Stock Exchange, and which, in each case, has an offering price per share that results in a post-money valuation of the Company at a minimum of US$6 billion on a fully diluted basis upon the consummation of the public offering.

“Related Party” means any shareholder, officer or director of a Group Company, or any Affiliate of any such person or of any Group Company, except for any other Group Company. Notwithstanding the definition of Affiliates, the parties agree that for purposes of this definition of “Related Party”, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

“Related Party Transaction” means a transaction between any Group Company, on the one hand, and any Related Party, on the other hand; provided that the following transactions shall not be considered as Related Party Transaction for purposes of this Agreement: (i) any co-investment transaction by a Group Company and a Related Party in a third party; and (ii) any issuance of Company Securities to any Related Party in compliance with the provisions of this Agreement.

“Released Parties” has the meaning ascribed to it in Section 11.20 (Release of Obligations).

“Releasing Parties” has the meaning ascribed to it in Section 11.20 (Release of Obligations).

“Replacement Nominee” has the meaning ascribed to it in Section 8.4 (Vacancies).

“R2G Agreement” means the amended and restated share purchase and exchange agreement dated as of October 30, 2013, by and among R2G Limited, certain of its shareholders and the Company, as amended, supplemented, or otherwise modified from time to time.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act (or other applicable securities regulations, as the case may be) and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means any Ordinary Shares held by any Shareholder including any Ordinary Shares issued as (or issuable upon the exchange, conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution; provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Ordinary Shares or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof or analogous rule of another jurisdiction so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction. Reference to Registrable Securities in this Agreement shall include ADRs or ADSs representing such Registrable Securities.

The number of shares of “Registrable Securities then outstanding” shall be determined by the number of Ordinary Shares outstanding which are, and the number of Ordinary Shares issuable pursuant to then exchangeable, exercisable or convertible securities which are, Registrable Securities.

“Restricted Person” means each person listed on Schedule B hereto and each of their respective Affiliates and any entity that a Restricted Person or any of its Affiliates directly or indirectly holds or beneficially owns at least twenty percent (20%) in ownership interest, registered capital, voting power or the decision-making power, whether though contractual arrangements or otherwise.

“Right of First Refusal” has the meaning ascribed to it in Section 4.5 (Grant of Right of First Refusal).

“Right of Participation” means the pre-emptive right of each Shareholder under Section 3 (Right of Participation) to purchase such Shareholder’s Participation Pro Rata Share of all (or any part) of any New Securities that the Company may from time to time issue after the date hereof.

“ROFR First Response Period” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“ROFR Pro Rata Portion” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“ROFR Second Response Period” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“Sale Notice” has the meaning ascribed to it in Section 7.1 (Grant of Drag-Along Right).

“SEC” means the United States Securities and Exchange Commission.

“Second Largest Financial Investor” has the meaning ascribed to it in Section 8.2 (Election of Directors).

“Second Participation Notice” has the meaning ascribed to it in Section 3.2(b) (Second Participation Notice; Oversubscription).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor statute.

“Selection Period” has the meaning ascribed to it in Section 11.4 (Governing Law and Dispute Resolution).

“Shareholder” and “Shareholders” has the meaning ascribed to it in the preamble.

“Shareholder Representative” has the meaning ascribed to it Section 8.11 (Enforcement of Tencent Transaction Documents).

“Shortened Lock-up Triggering Event” has the meaning ascribed to it in Section 4.2(a) (Key Management Lock-up).

“Spotify Investor Agreement” means that certain Investor Agreement dated December 15, 2017 by and among the Company, Spotify AB, Spotify Technology S.A. and Tencent Holdings Limited.

“Spotify Investor” has the meaning ascribed to “Investor” in the Spotify Investor Agreement.

“Spotify Subscription Agreement” means that certain Subscription Agreement, dated December 8, 2017, by and among the Company, Tencent Music Entertainment Hong Kong Limited, Spotify Technology S.A. and Spotify AB.

“Subscription Agreements” has the meaning ascribed to it in the recitals.

“Subsidiary” means, with respect to any given person, any person of which the given person directly or indirectly Controls.

“Target Shares” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“Tencent” means Min River Investment Limited, a company incorporated under the laws of the British Virgin Islands.

“Tencent Closing” has the same meaning as ascribed to the definition of “Closing” in the Tencent Subscription Agreement.

“Tencent Closing Date” has the same meaning as ascribed to the definition of “Closing Date” in the Tencent Subscription Agreement.

“Tencent Directors” has the meaning ascribed to it in Section 8.2 (Election of Directors).

“Tencent ESOP” means the equity incentive, purchase or participation plan, employee stock option plan or similar plan of the Company approved by the Board, under which 12,637,194 Ordinary Shares have been issued or reserved for issuance.

“Tencent GC” has the meaning ascribed to it in Section 8.8 (Management).

“Tencent Subscription Agreement” means that certain Share Subscription Agreement, dated July 12, 2016, by and among the Company, Tencent and certain other parties thereto.

“Tencent Transaction Documents” has the meaning ascribed to the term “Transaction Documents” in the Tencent Subscription Agreement.

“Territory” means the People’s Republic of China, excluding Hong Kong, the Macao Special Administrative Region and Taiwan.

“Trade Sale” means (i) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Group Companies as a whole, (ii) an exclusive licensing out of all or substantially all of the Intellectual Property of the Group Companies as a whole, (iii) any transaction (or a series of related transactions) in which a majority of the Company’s voting power or a majority of the voting power of any material Subsidiary of the Company is transferred to a third party (or multiple third parties) or to Tencent or its Affiliates (whether by share transfer or share issuance), or (iv) a merger, consolidation or other business combination of the Company or any material Subsidiary of the Company with or into any other person.

“Transaction Documents” means the Subscription Agreements, the Spotify Subscription Agreement, this Agreement, the Articles, and any other agreement, document or instrument required to be executed and delivered in connection with the transactions contemplated by the Subscription Agreements and the Spotify Subscription Agreement.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction or a transfer or new issuance of ownership interests in a direct or indirect holder of such Company Securities), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Transferring Shareholder” has the meaning ascribed to it in Section 4.6 (Exercise of Right of First Refusal).

“US GAAP” means the generally accepted accounting principles and practices in the United States as in effect from time to time.

“VIE Affiliate” means each of Beijing Kuwo Technology Co., Ltd. (北京酷我科技有限公司) and Kugou, collectively, the “VIE Affiliates”.

“Violation” has the meaning ascribed to it in Section 2.9(a) (Indemnification).

“Xie Guomin” has the meaning ascribed to it in the preamble.

“Xie Zhenyu” has the meaning ascribed to it in the preamble.

“2013 SHA” has the meaning ascribed to it in Section 11.3 (Entire Agreement).

“2014 SHA” has the meaning ascribed to it in Section 11.3 (Entire Agreement).

2.	REGISTRATION RIGHTS

2.1	Demand Registration.

(a) If the Company receives, upon the expiration of six (6) months after the effective date of a QIPO, a written request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding, then the Company shall, within thirty (30) days after the receipt thereof, give a written notice of such request to all Holders and shall, subject to the limitations of Section 2.1(b) (Demand Registration), use its best efforts to effect as soon as practicable, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days after the mailing of such notice by the Company. Registrations under this Section 2.1 (Demand Registration) shall be on such appropriate registration form of the SEC or other governmental entity as shall be selected by the Company and shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in the request for such registration.

(b) If the Holders initiating the registration request under this Section 2.1 (Demand Registration) (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 (Demand Registration) and the Company shall include such information in the written notice referred to in Section 2.1(a) (Demand Registration). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e) (Obligations of the Company)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1 (Demand Registration), if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of the Registrable Securities which would otherwise be underwritten pursuant hereto, and the amount of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company held by each Holder; provided, however, that in each case the amount of Registrable Securities to be included in such underwriting shall not be reduced unless all securities other than Registrable Securities are first entirely excluded from the underwriting; and provided, further, that in the case of registration pursuant to Section 2.1(a) (Demand Registration), that if the reduction reduces the total amount of Registrable Securities included in such underwriting to less than thirty percent (30%) of the Registrable Securities initially requested for registration by the Initiating Holders, such offering shall not be counted as a registration for the purpose of subsection (d)(i).

(c) Notwithstanding the foregoing, if the Company furnishes to the Initiating Holders a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred and twenty (120) days after receipt of the request from the Initiating Holders; provided, however, that the Company may not utilize this right more than twice in any twelve (12) month period.

(d) In addition to and without prejudice to Section 2.14 (Termination of Registration Rights), the Company shall not be obligated to effect, or take any action to effect, any registration pursuant to this Section 2.1 (Demand Registration):

(i) after the Company has effected two (2) registrations pursuant to Section 2.1(a) (Demand Registration) (with ADRs or ADSs and their underlying Ordinary Shares constituting a single registration) and such registrations (x) have been declared or ordered effective, or (y) have been closed or withdrawn at the request of the Initiating Holders (other than as a result of a Material Adverse Effect);

(ii) during the period commencing on the date sixty (60) days prior to the date of filing (as estimated by the Company in good faith) of, and ending on the date one hundred and eighty (180) days after the effective date of (subject to such extension as provided in Section 2.13 (“Market Stand-Off” Agreement)), a registration subject to Section 2.2 (Company Registration) (other than a registration relating solely to the sale of securities to participants in a Company share plan, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered or an SEC Rule 145 transaction); provided that the Company uses its reasonable best efforts to cause such registration statement under Section 2.2 (Company Registration) to become effective; or

(iii) if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form F-3 or Form S-3 (or any successor form that provides for short-form registration), as the case may be.

2.2 Company Registration. If (but without any obligation to do so) the Company proposes to register (including, for this purpose, a registration effected by the Company for Shareholders other than the Holders) any of its securities under the Securities Act (or such applicable securities laws, as the case may be), in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company share plan, an offering or sale of securities pursuant to a registration statement on Form F-4 or Form S-4 (or any successor form), as the case may be, a registration in which the only shares being registered are Ordinary Shares issuable upon conversion of debt securities which are also being registered, a registration of securities in a transaction under Rule 145 promulgated under the Securities Act, or in any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder a written notice of such registration. Upon the written request of any Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 2.7 (Underwriting Requirements), cause to be registered under the Securities Act the Registrable Securities that each such Holder has requested to be registered. For the avoidance of doubt, registration pursuant to this Section 2.2 (Company Registration) shall not be deemed to be a demand registration as described in Section 2.1 (Demand Registration) above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.2 (Company Registration).

2.3 Form F-3 or S-3 Registration. In case the Company receives from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding, a written request or requests that the Company effect a registration on Form F-3 or Form S-3, as the case may be, and any related qualification or compliance with respect to all or a part of the Registrable Securities held by such Holders, as the case may be, the Company shall:

(a) promptly give a written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3 (Form F-3 or S-3 Registration):

(i) if Form F-3 or Form S-3, as the case may be, is not available for such offering by the Holder(s);

(ii) if the Holder(s), together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate offering price to the public (before any underwriters’ discounts or commissions) of less than one million U.S. dollars (US$1,000,000);

(iii) if the Company furnishes to the Holder(s) a certificate signed by the president or chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration on Form F-3 or Form S-3 (as the case may be) to be effected at such time, the Company shall have the right to defer the filing of the registration statement on Form F-3 or Form S-3 (as the case may be) for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.3 (Form F-3 or S-3 Registration); provided, however, that the Company shall not utilize this right more than twice in any twelve (12) month period;

(iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(v) during the period ending on the date one hundred and eighty (180) days after the effective date of a registration statement subject to Section 2.2(Company Registration), which period may be extended pursuant to Section 2.13 (“Market Stand-Off” Agreement).

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.3 (Form F-3 or S-3 Registration) shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1 (Demand Registration) or 2.2 (Company Registration).

2.4 Obligations of the Company. Whenever required under this Section 2 (Registration Rights) to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC (or such other governmental authorities, as the case may be) a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred and twenty (120) days;

(b) prepare and file with the SEC (or such other governmental authorities, as the case may be) such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act (or such other applicable securities laws, as the case may be) with respect to the disposition of all securities covered by such registration statement for up to one hundred and twenty (120) days;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act (or such other applicable securities laws, as the case may be), and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities held by them;

(d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as may be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, and each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement;

(f) notify each Holder of the Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act (or such other applicable securities laws, as the case may be) of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading; such obligation shall continue until the earlier of (i) the sale of all Registrable Securities registered pursuant to the registration statement of which such prospectus forms a part, or (ii) withdrawal of such registration statement;

(g) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case no later than the effective date of such registration; and

(i) use its reasonable best efforts to furnish, at the request of any Holder requesting registration of the Registrable Securities pursuant to this Section 2 (Registration Rights), on the date such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2 (Registration Rights), if such securities are being sold through underwriters, or on the date the registration statement with respect to such securities becomes effective, if such securities are not being sold through underwriters, (i) an opinion, dated such date, from the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Securities; and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Securities.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 (Registration Rights) with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Sections 2.1 (Demand Registration) and 2.3 (Form F-3 or S-3 Registration) if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration fails to reach or exceed the number of shares or the anticipated aggregate offering price originally required to trigger the Company’s obligation to initiate such registration as specified in Sections 2.1(a) (Demand Registration) or 2.3(b)(ii) (Form F-3 or S-3 Registration), whichever is applicable.

2.6 Expenses of Registration.

(a) Expenses of Demand Registration. All expenses (other than underwriting discounts and commissions and such underwriting expenses to be borne by the underwriters and stock transfer taxes) incurred in connection with registrations, filings or qualifications pursuant to Section 2.1 (Demand Registration), including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 (Demand Registration) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based on their Registrable Securities included in such registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 (Demand Registration).

(b) Expenses of Company Registration. All expenses (other than underwriting discounts and commissions and such underwriting expenses to be borne by the underwriters) incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 2.2 (Company Registration) for each Holder (which right may be assigned as provided in Section 2.10 (Assignment of Registration Rights)), including all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of counsel for the selling Holder or Holders shall be borne by the Company.

(c) Expenses of Registration on Form F-3 or Form S-3. All expenses (other than underwriting discounts and commissions and such underwriting expenses to be borne by the underwriters) incurred in connection with registrations requested pursuant to Section 2.3 (Form F-3 or S-3 Registration), including all registration, filing, qualification, printers’ and legal and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of counsel for the selling Holders shall be borne by the Company.

2.7 Underwriting Requirements. If a registration statement for which the Company gives a notice pursuant to Section 2.2 (Company Registration) is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities as part of such written notice. In such event, the right of any Holder to include its Registrable Securities in a registration pursuant to Section 2.2 (Company Registration) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company and the other holders of securities of the Company whose securities are to be included in such registration and underwriting) enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation on the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated (i) first, to the Company, (ii) second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based upon the total number of Registrable Securities then held by each such Holder; provided, however, that no exclusion of such Holders’ Registrable Securities shall be made unless all other Shareholders’ securities are first excluded; and provided, further, that in any underwriting that is not in connection with the Company’s initial public offering, the amount of Registrable Securities included in the offering shall not be reduced below twenty percent (20%) of the Registrable Securities requested to be included in such offering, and (iii) third, to the other Shareholders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter at least thirty (30) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners, stockholders and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

2.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2 (Registration Rights).

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2 (Registration Rights):

(a) To the extent permitted by applicable Laws, the Company will indemnify and hold harmless each Holder, any “underwriter” (as defined in the Securities Act) for such Holder and each person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained in such registration statement or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or Controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) (Indemnification) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or Controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs solely as a result of any written information furnished expressly for use in connection with such registration by such Holder, underwriter or Controlling person.

(b) To the extent permitted by applicable Laws, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who Controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any Controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation by such Holder, in each case to the extent (and only to the extent) that such Violation occurs solely as a result of any written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.9(b) (Indemnification), in connection with investigating, defending or settling any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) (Indemnification) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided further, that in no event shall any indemnity under this Section 2.9(b) (Indemnification) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 (Indemnification) of a notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9 (Indemnification), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver a written notice to the indemnifying party within a reasonable time after the commencement of any such action, if actually and materially prejudicial to its ability to defend such action, shall relieve such indemnifying party from any liability to the indemnified party under this Section 2.9 (Indemnification), but the omission to deliver a written notice to the indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party otherwise than under this Section 2.9 (Indemnification). No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d) If the indemnification provided for in this Section 2.9 (Indemnification) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Section 2.9(d) (Indemnification) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) The obligations of the Company and Holders under this Section 2.9 (Indemnification) shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 (Registration Rights).

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 (Registration Rights) may be assigned (but only with all related obligations) by a Holder to (i) any partner or retired partner or affiliated fund of any Holder which is a partnership, (ii) any member or former member of any Holder which is a limited liability company, (iii) any family member or trust for the benefit of any individual Holder, (iv) any Affiliate of a Holder, or (v) a transferee or assignee who acquires at least 20% of the shares of Registrable Securities originally purchased by the Holder (as adjusted for any share dividends, combinations, reclassifications or splits with respect to such shares); provided, in each case, that the Company is, within a reasonable time after such transfer, furnished with a written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and, provided further, that the transferee or assignee of such registration rights assumes in writing the obligations of such Holder under this Section 2 (Registration Rights). For the purposes of determining the amount of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a business entity who are Affiliates, retired Affiliates of such entity (including spouses and ancestors, lineal descendants and siblings of such Affiliates or Affiliates who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the business entity; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2 (Registration Rights).

2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.2 (Company Registration), unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration.

2.12 Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public pursuant to a registration on Form F-3 or Form S-3, as the case may be, or without registration, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Ordinary Shares under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form F-3 or Form S-3 (or any successor form that provides for short-form registration), as the case may be, for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC (or such governing authorities, as applicable) in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, or other applicable securities regulations; and

(d) furnish to any Holder, so long as accurate and so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any successor form that provides for short-form registration) (at any time after it so qualifies), as the case may be, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.13 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that, during the period (the “Lock-up Period”) of duration (up to, but not exceeding, one hundred and eighty (180) days unless extended as provided below) specified in the relevant underwriting agreement by the Company and an underwriter of the Ordinary Shares, following the date of the final prospectus which forms a part of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Registrable Securities included in such registration, if any. Each Holder agrees to execute an agreement with said underwriters in customary form consistent with the provisions of this Section 2.13 (“Market Stand-Off” Agreement), provided, however, that (i) all directors, officers and holders of the outstanding Ordinary Shares shall sign substantially identical agreements and (ii) the agreement permits transfers to Affiliates or other transferees if, in each case, the transferee enters into a substantially similar agreement.

(b) In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such Lock-up Period and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 2.13 (“Market Stand-Off” Agreement).

(c) Notwithstanding the foregoing, the obligations described in this Section 2.13 (“Market Stand-Off” Agreement) shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

2.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2 (Registration Rights) (except for Section 2.9 (Indemnification)) after the earlier of (i) five (5) years following the consummation of a QIPO, and (ii) such time as Rule 144 is available for the sale of all (and not less than all) of such Holder’s Ordinary Shares (with all transfer restrictions and restrictive legends removed upon such sale) to the public during a ninety (90) day period without registration.

2.15 Foreign Registrations. To the extent the Company effects a public offering or registration in a jurisdiction outside the U.S., the registration rights afforded to the Holders, and the intent of the related provisions hereunder shall, subject to the applicable securities regulations, be carried out and applied as nearly as possible in such foreign jurisdiction as if such public offering or registration were effected in the U.S.

3.	RIGHT OF PARTICIPATION

3.1 General. Each Shareholder shall have the Right of Participation to purchase its Participation Pro Rata Share of any New Securities that the Company may from time to time issue after the date of this Agreement, provided that the Shareholder exercising the Right of Participation must undertake to the Company and the other Shareholders that it purchases the New Securities entirely for its own account, and not as a nominee holder for any third party.

3.2 Procedures.

(a) First Participation Notice. In the event that the Company proposes to issue New Securities, it shall give to each Shareholder a written notice (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Shareholder shall have the right to purchase all or a portion of such Shareholder’s Participation Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company within twenty (20) days from the date of receipt of such First Participation Notice and stating therein the quantity of New Securities to be purchased by such Shareholder (not to exceed its Participation Pro Rata Share of such New Securities). If any Shareholder fails to so notify in writing within such twenty (20) day period to purchase its full Participation Pro Rata Share of the New Securities, such Shareholder shall forfeit the right hereunder to purchase that part of its Participation Pro Rata Share of such New Securities that it did not elect to purchase but without prejudice to participating in any future or other offerings of New Securities.

(b) Second Participation Notice; Oversubscription. If any Shareholder does not exercise in full its Right of Participation within the above twenty (20) day period, the Company shall promptly give a written notice (the “Second Participation Notice”) to each of the Shareholders who has exercised in full its Right of Participation in accordance with Section 3.2(a) (First Participation Notice) above (the “Preemptive Right Participants”). Each Preemptive Right Participant shall have ten (10) days from the date of receipt of the Second Participation Notice to notify the Company of its desire to purchase more than its Participation Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Preemptive Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the number of the additional New Securities such oversubscribing Preemptive Right Participant proposed to buy, and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares held by such oversubscribing Preemptive Right Participant and the denominator of which is the total number of Ordinary Shares held by all the oversubscribing Preemptive Right Participants. Each Preemptive Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.2(b) (Second Participation Notice; Oversubscription).

(c) Notwithstanding anything to the contrary in this Section 3 (Right of Participation), the Company shall have the right to consummate an issuance of New Securities at any time with one or more Shareholders who have exercised their Right of Participation and are able to consummate such issuance before the expiration of the periods contemplated in Section 3.2(a) (First Participation Notice) and Section 3.2(b) (Second Participation Notice; Oversubscription); provided that (i) such Shareholders shall not be entitled to acquire more New Securities than they would have been entitled to acquire if such periods had lapsed in full, and (ii) each other Shareholder shall continue to be entitled to acquire the same number of New Securities during such periods contemplated above as such Shareholder would have been entitled to acquire if the Company had not consummated any issuances before such periods had lapsed in full.

3.3 Failure to Exercise. Upon the expiration of a ten (10) day period from the date of the Second Participation Notice, or the twenty (20) day period from the date of the First Participation Notice (if no Shareholder exercises its Right of Participation within such 20-day period), the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Rights of Participation hereunder were not exercised) at the same or higher price and on terms not more favorable to the purchasers thereof than those specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any such New Securities without again first offering such New Securities to the Shareholders pursuant to this Section 3 (Right of Participation).

3.4 No Obligation to Consummate. The Company shall not be obligated to consummate any proposed issuance of New Securities, nor be liable to any Shareholder if the Company has not consummated any proposed issuance of New Securities pursuant to this Section 3 (Right of Participation) for whatever reason, regardless of whether it shall have delivered a First Participation Notice or received any exercise notice in respect of such proposed issuance (provided that in such case the Company shall use its best efforts to consummate the issuance of New Securities to the Shareholders that have delivered such exercise notice).

4.	RIGHT OF FIRST REFUSAL; OTHER TRANSFER RESTRICTIONS

4.1 Restriction on Transfer. For so long as there are Company Securities issued and outstanding, none of the Shareholders shall directly or indirectly Transfer any Company Securities in contravention of the Articles, this Section 4 (Right of First Refusal; Other Transfer Restrictions) or Section 5 (Right of Co-sale). Such restrictions, however, shall not be applicable to any Transfer of the Company Securities (a) to an Affiliate of such Shareholder, (b) to a custodian or a trustee, including a trustee of a voting trust, or partnership solely for the account and benefit of a Shareholder, (c) among the Shareholders, (d) by CIFH to certain designees of shareholders of R2G Limited of up to 9,977,004 Ordinary Shares, in one or more transactions, as an alternative method to achieve the economic purpose contemplated by the R2G Agreement (in which case (i) the Company shall pay to CIFH on behalf of the relevant recipients of such shares at US$0.3333 per share, as if the Company had repurchased such shares from CIFH and re-issued the same to the relevant shareholders of R2G Limited and (ii) the Company’s right to issue an equivalent number of shares under (ix) of the definition of “New Securities” shall forfeit), (e) by the designees of shareholders of R2G Limited by way of waiving or non-exercising their right to receive any shares under the above (d) in exchange for cash consideration payable by CIFH or (f) to the Company in connection with the exercise of any put right of such Shareholder as set forth in the applicable Subscription Agreements, provided that in each case of (a), (b), (c) and (d), each such transferee or assignee, prior to the completion of the Transfer shall have executed documents fully and unconditionally assuming all of the obligations of such Shareholder under this Agreement with respect to the Transferred Company Securities; provided, further, that in the case of (a), if such transferee at any time ceases to be an Affiliate of such Shareholder, such transferee shall, prior to its ceasing to be an Affiliate of such Shareholder, Transfer such Company Securities back to such Shareholder. Notwithstanding anything to the contrary herein, no Transfer of the Company Securities shall be made unless it is in compliance with any and all other restrictions on Transfer as may be provided in the applicable Subscription Agreements or restrictions otherwise agreed between the Company and the applicable Shareholder.

4.2 Lock-up Covenant.

(a) Key Management Lock-up. Notwithstanding anything otherwise provided in this Agreement, each of the Key Management agrees and covenants that, without the prior written consent of Tencent, (i) at any time during the first three (3) years after the Tencent Closing Date, he will not, Transfer, directly or indirectly, any Company Securities that are in excess of thirty percent (30%) of the aggregate Company Securities held or beneficially owned by him (subject to subsequent adjustment for share splits, share dividends, reverse share splits, re-capitalizations and the like) as of the Tencent Closing Date, whether in a single transaction or a series of transactions; and (ii) at any time during each one-year period for the three (3) years after the third (3rd) anniversary of the Tencent Closing Date, he will not, Transfer, directly or indirectly, any Company Securities that are in excess of one-third (1/3) of the aggregate remaining Company Securities held or beneficially owned by him (subject to subsequent adjustment for share splits, share dividends, reverse share splits, re-capitalizations and the like) as of the third (3rd) anniversary of the Tencent Closing Date, whether in a single transaction or a series of transactions; provided that with respect to any Key Management, if at any time during the four-year period after the Tencent Closing Date, (x) such Key Management has been removed as officer and employee of all Group Companies and all the employment agreements with such Key Management have been terminated by all Group Companies, or (y) such Key Management becomes a key executive of the general partner of the Music Fund (for the avoidance of doubt, once such Key Management becomes a key executive of the general partner of the Music Fund, such Key Management should have resigned and no longer been a director, officer or employee of any Group Company) (either (x) or (y), the “Shortened Lock-up Triggering Event”), then upon the resignation by such Key Management as directors of all Group Companies, the above Key Management lock-up provision shall be replaced by the following: without the prior written consent of Tencent, at any time during each one-year period for the two (2) years after the Shortened Lock-up Triggering Event, he will not, Transfer, directly or indirectly, any Company Securities that are in excess of one-half (1/2) of the aggregate Company Securities held or beneficially owned by him (subject to subsequent adjustment for share splits, share dividends, reverse share splits, re-capitalizations and the like) as of the Shortened Lock-up Triggering Event, whether in a single transaction or a series of transactions (any Transfer made as permitted pursuant to this proviso shall be a “Qualified Transfer”); provided further that, notwithstanding anything to the contrary in Section 4.1, any proposed Transfer of Company Securities held or beneficially owned by such Key Management that is a Qualified Transfer (including any Transfer made by such Key Management’s Affiliates or permitted transferees) to any person (including to any other Shareholder) shall comply with, and be subject to the Right of First Refusal of each Shareholder in accordance with the respective provisions under this Section 4 (Right of First Refusal; Other Transfer Restrictions). The lock-up contemplated under this Section 4.2(a) (Key Management Lock-up) shall terminate upon the earliest of (i) the second (2nd) anniversary of the Shortened Lock-up Triggering Event (only if the Shortened Lock-up Triggering Event is applicable); (ii) the sixth (6th) anniversary of the Tencent Closing Date; and (iii) six months after the consummation of a QIPO.

4.3 Restrictions on Transfer to Restricted Persons. Notwithstanding anything to the contrary contained herein, without the prior written consent of Tencent, none of the Shareholders other than Tencent shall Transfer, directly or indirectly, any Company Securities held or beneficially owned by it to any Restricted Person.

4.4 Transferee Obligations; Future Holders. Each person to whom the Company Securities are Transferred by means of one of the permitted Transfers specified in Section 4.1 (Restriction on Transfer) must, as a condition precedent to the validity of such Transfer, execute and deliver to each of the other parties a Joinder in the form set forth in Exhibit A, pursuant to which such transferee or assignee shall agree to be bound by this Agreement as if it were an original party hereto. Additionally, the Company agrees that any future issuance of any New Securities to any person or entity which results in such person or entity holding any Ordinary Shares (including Ordinary Shares issued or issuable upon the conversion or exercise of convertible or exercisable securities outstanding on the date of, and immediately following, the adoption of this Agreement, the issuance of which shall have been approved pursuant to the Articles), as a condition for such issuance, the recipient must execute and deliver to the parties hereto a Joinder in the form set forth in Exhibit A, pursuant to which such subscriber shall agree to be bound by this Agreement as if it were an original party hereto. This Section 4.4 shall not apply to the issuance, or permitted Transfer by any Shareholder, of Ordinary Shares to any Spotify Investor, or to any Transfers by any Spotify Investor in accordance with the Spotify Investor Agreement. Further, each Shareholder understands and agrees that the Spotify Investors are not parties to or bound by this Agreement and that the Spotify Investor Agreement shall apply to the Spotify Investors in lieu of any provisions of this Agreement.

4.5 Grant of Right of First Refusal. Subject to the Drag-Along Right as set forth in Section 6, each of the Shareholders is hereby granted a right of first refusal (the “Right of First Refusal”), exercisable in connection with any proposed Transfer of the Company Securities held by any other Shareholder, provided that the Shareholder exercising such Right of First Refusal must undertake to the Company and the other Shareholders that it purchases such Company Securities entirely for its own account, and not as a nominee holder for any third party. This Section 4 (Right of First Refusal; Other Transfer Restrictions) shall not apply to any of the permitted Transfers under Section 4.1 (Restriction on Transfer).

4.6 Exercise of Right of First Refusal. In the event a Shareholder (the “Transferring Shareholder”) desires to accept a bona fide offer from a third party (other than the Restricted Persons) (the “Prospective Transferee”) for any or all of the Company Securities then held by such Transferring Shareholder (the Company Securities subject to such offer to be hereinafter called the “Target Shares”), the Transferring Shareholder shall promptly (i) deliver to each of the other Shareholders (the “Non-Transferring Shareholders”) a written notice (the “Disposition Notice”) describing the terms and conditions of the offer, including the purchase price and the identity of the Prospective Transferee; and (ii) provide satisfactory proof that the disposition of the Target Shares to such Prospective Transferee would not be in contravention of the provisions set forth in this Section 4 (Right of First Refusal; Other Transfer Restrictions). Each Non-Transferring Shareholder may exercise the Right of First Refusal and, thereby, purchase all or any part of its ROFR Pro Rata Portion (as defined below and with any re-allotments as provided below) of the Target Shares at the same price and subject to the same material terms and conditions as described in the Disposition Notice, by notifying the Transferring Shareholder in writing within thirty (30) days after receiving the Disposition Notice (the “ROFR First Response Period”) as to the number of such Target Shares that it wishes to purchase. No Shareholder shall have a right to purchase any of the Target Shares unless it exercises its Right of First Refusal within the ROFR First Response Period. If any Prospective Transferee has offered to pay for any Target Shares with property, services or any other non-cash consideration, the Non-Transferring Shareholders shall nevertheless have the right to pay for such Target Shares with cash in an amount equal to the fair market value of the non-cash consideration offered by the Prospective Transferee in question, where the fair market value of such non-cash consideration shall be conclusively determined in good faith by the Board. For purposes of this Section 4.6 (Exercise of Right of First Refusal), the term “ROFR Pro Rata Portion” means that number of Company Securities equal to the product obtained by multiplying (i) the aggregate number of Target Shares covered by the Disposition Notice by (ii) a fraction, the numerator of which is the number of Company Securities held by such Non-Transferring Shareholder (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares) at the time of the sale or transfer and the denominator of which is the total number of Company Securities held by all Non-Transferring Shareholders (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares). If any Non-Transferring Shareholder fails to notify the Transferring Shareholder of such Non-Transferring Shareholder’s exercise of its Right of First Refusal, or, if any Non-Transferring Shareholder notifies the Transferring Shareholder that such Non-Transferring Shareholder will only partially exercise its Right of First Refusal, in each case within the ROFR First Response Period, then the Transferring Shareholder shall, as soon as possible but in any event within two (2) days after the expiration of the ROFR First Response Period, give a written notice (the “Overallotment Notice”) to each Non-Transferring Shareholder who has elected to exercise in full its ROFR Pro Rata Portion of the Target Shares (the “Fully-Exercising ROFR Shareholders”) specifying the Target Shares that are still available to be purchased by the Fully-Exercising ROFR Shareholders. Such Overallotment Notice may be made by telephone if confirmed in writing within two (2) days. The Fully-Exercising ROFR Shareholders shall have a right of overallotment, exercisable within five (5) days upon receiving the Overallotment Notice (the “ROFR Second Response Period”), to buy up to all of the unsold Target Shares, or if more than one Fully-Exercising ROFR Shareholders exercise their overallotment right, the number of unsold Target Shares to be purchased by each Fully-Exercising ROFR shall be reduced, to the extent necessary, to such number based on the number of Company Securities held by each Fully-Exercising ROFR Shareholder who has exercised its overallotment right (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares) divided by the number of Company Securities held by all Fully-Exercising ROFR Shareholders who have exercised their overallotment right (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares).

4.7 Non-Exercise of Right. If, after applying the procedure set forth in Section 4.6 (Exercise of Right of First Refusal), there are still Target Shares not yet been purchased by the Non-Transferring Shareholders (such shares, the “Available For Sale Target Shares”), the Transferring Shareholder shall have a period of ninety (90) days thereafter to sell or otherwise dispose of such Available For Sale Target Shares, subject to the provisions of Section 5 (Right of Co-sale) below, to the Prospective Transferee(s) identified in the Disposition Notice, upon terms and conditions (including the purchase price) no more favorable to such Prospective Transferee(s) than those specified in the Disposition Notice. If the Transferring Shareholder has not completed the sale or disposition of the Available For Sale Target Shares within the specified ninety (90) day period, the Non-Transferring Shareholders’ Right of First Refusal hereunder shall once again apply to the transfer of the Available For Sale Target Shares.

4.8 Recapitalization. In the event of any share dividend, share split, sub-division or consolidation of shares, recapitalization or other transaction affecting the Company’s outstanding Company Securities as a class effected without receipt of consideration, then any new, substituted or additional securities or other property that is by reason of such transaction distributed with respect to the Company Securities shall be immediately subject to the Non-Transferring Shareholders’ Right of First Refusal hereunder.

4.9 Payment. Payment of the purchase price for the Target Shares (or a portion thereof, as applicable) shall be made at the time as agreed between the Transferring Shareholder and each of the Non-transferring Shareholders that has elected to exercise the Right of First Refusal, provided that such time shall not be later than the closing time specified in the Disposition Notice, unless otherwise agreed by the Transferring Shareholder and the relevant Non-transferring Shareholders. Payment of the purchase price shall be made by wire transfer or check as directed by the Transferring Shareholder against delivery of the Target Shares to be purchased (or a portion thereof, as applicable).

5.	RIGHT OF CO-SALE

5.1 Subject to Section 4 (Right of First Refusal; Other Transfer Restrictions ) above, and to the extent that (i) there are Available For Sale Target Shares, and (ii) the sale of Available For Sale Target Shares would result in a third party other than Tencent owning at least 50% of the total share capital of the Company on a fully diluted basis, each Non-Transferring Shareholder shall have the right, exercisable upon written notice (the “Co-Sale Notice”) delivered to the Transferring Shareholder within ten (10) days after the expiration of the ROFR Second Response Period or, if none of the Non-Transferring Shareholders have exercised their Right of First Refusal within the ROFR First Response Period, within ten (10) days after the expiration of the ROFR First Response Period, to participate in the sale of the Available For Sale Target Shares on the terms and conditions as set forth in Section 5.2 below.

5.2 Each Non-Transferring Shareholder may participate in the proposed sale and sell that number of Company Securities not to exceed the number of shares calculated by multiplying the aggregate number of the Available For Sale Target Shares by a fraction, the numerator of which is the number of Company Securities held by such Non-Transferring Shareholder (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares) at the time of the Co-Sale Notice and the denominator of which is the sum of (A) the aggregate number of Company Securities held by all Shareholders exercising the co-sale right hereunder plus (B) the number of the Company Securities held by the Transferring Shareholder (assuming the conversion of all securities convertible into Ordinary Shares and exercise of all warrants, options and other securities exercisable for Ordinary Shares), and the Company Securities that can be sold by the Transferring Shareholder to the Prospective Transferee shall be correspondingly reduced.

5.3 The Non-Transferring Shareholders shall effect their participation in the proposed sale by promptly delivering to the Transferring Shareholder an instrument of transfer, together with one or more certificates that represent the number of Company Securities that the Non-Transferring Shareholder elects to sell.

5.4 The Transferring Shareholder shall deliver to the Company the instrument(s) of transfer and share certificate(s) in respect of the transfer of any Company Securities pursuant to Section 5.3 promptly upon receipt of the same. Upon receipt of the instrument(s) of transfer and share certificate(s) referred to above from the Transferring Shareholder, the Company shall register such transfer and make the appropriate entries on the register of members of the Company to reflect such transfer, and the Transferring Shareholder shall concurrently therewith remit to the Company for delivery to each of the Non-Transferring Shareholders that portion of the sale proceeds to which such Non-Transferring Shareholder is entitled by reason of its participation in such transfer. To the extent that any Prospective Transferee prohibits such assignment or otherwise refuses to purchase Company Securities from a Non-Transferring Shareholder exercising its right of co-sale hereunder, the Transferring Shareholder shall not sell to such Prospective Transferee any Company Securities unless and until, simultaneously with such sale, the Prospective Transferee shall purchase from such Non-Transferring Shareholder the Company Securities that such Non-Transferring Shareholder is entitled to sell under this Section 5 (Right of Co-Sale).

5.5 The exercise or non-exercise of the right of co-sale by the Non-Transferring Shareholders hereunder shall not adversely affect their right to participate in subsequent sales of Company Securities subject to Section 5.1.

5.6 Exempt Transfers. Notwithstanding anything to the contrary, this Section 5 (Right of Co-Sale) shall not apply to any transfer permitted under Section 4.1 (Restriction on Transfer).

6.	LEGEND

6.1 Each certificate representing the Ordinary Shares now or hereafter owned by the Shareholders or issued to any person in connection with a transfer pursuant to Sections 4 (Right of First Refusal; Other Transfer Restrictions) or 5 (Right of Co-sale) or otherwise shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND AMONG THE HOLDER HEREOF, THE COMPANY AND THE OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

6.2 The register of members of the Company shall be endorsed with the following legend during the term of this Agreement:

“CERTAIN ORDINARY SHARES OF THE COMPANY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND AMONG THE HOLDER OF THE SHARES, THE COMPANY AND THE OTHER SHAREHOLDERS OF THE COMPANY, CONTAINING TRANSFER AND OTHER RESTRICTIONS, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH SHARES SHALL BE DEEMED TO AGREE AND SHALL BECOME BOUND BY THE PROVISIONS OF SAID AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

6.3 Each Shareholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the Ordinary Shares represented by certificates bearing the legend referred to in this Section 6 (Legend) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

7.	DRAG-ALONG RIGHT

7.1 Grant of Drag-Along Right. Subject to Section 7.3 (No Trade Sale to Restricted Persons), at any time prior to an IPO, if Tencent proposes a Trade Sale at an equity valuation of the Company of not less than US$6 billion on a fully diluted basis, and:

(a) in the event that such proposed Trade Sale is to a bona fide third party (other than Tencent or any Affiliate of Tencent), such Trade Sale has been approved by (x) no less than 75% of the Board, and (y) holders of no less than 75% of the issued and outstanding Ordinary Shares of the Company; or

(b) in the event that such proposed Trade Sale is to Tencent or any Affiliate of Tencent, such Trade Sale has been approved by holders of no less than 66.7% of the issued and outstanding Ordinary Shares of the Company (other than any Ordinary Shares held by Tencent or any of its Affiliates), then upon a written request from Tencent, each of the other Shareholders shall (i) vote all voting Company Securities held by them in favor of the Trade Sale and cause each director designated by it to vote in favor of the Trade Sale, (ii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Trade Sale, (iii) execute and deliver all related documentation and take such other action in support of the Trade Sale as shall reasonably be requested by Tencent or the Company, and (iv) if the Trade Sale is structured as a transfer of Ordinary Shares or other Company Securities, transfer all of the Ordinary Shares or other Company Securities to the third party to consummate the Trade Sale (the “Drag-Along Right”). When exercising the Drag-Along Right, Tencent shall send written notice (the “Sale Notice”) to all other Shareholders with copy to the Company specifying the names of the purchaser(s), the nature of the Trade Sale, the consideration payable per share or the total consideration payable and a summary of the material terms and conditions of such transaction. Upon receipt of a Sale Notice, all other Shareholders shall be obligated to consummate such Trade Sale in accordance with this Section 7.1 (Grant of Drag-Along Right). Notwithstanding the definition of Affiliates, the parties agree that for purposes of this Section 7.1, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

7.2 Other Provisions. In the event that any other Shareholder fails for any reason to take any of the foregoing actions specified in Section 7.1 after reasonable notice thereof, such Shareholder hereby grants an irrevocable power of attorney and proxy to any director approving the Trade Sale to take all necessary actions and execute and deliver all documents deemed by such director to be reasonably necessary to effectuate the terms hereof. None of the transfer restrictions set forth in Section 4 (Right of First Refusal; Other Transfer Restrictions) or Section 5 (Right of Co-Sale) of this Agreement shall apply in connection with the Trade Sale proposed by Tencent pursuant to Section 7.1, notwithstanding anything contained to the contrary herein. The power of attorney granted hereby is intended to secure an interest in property and, in addition, the obligations of each relevant Shareholder under this Agreement, and shall be irrevocable.

7.3 No Trade Sale to Restricted Persons. Notwithstanding anything to the contrary contained herein, without the prior written consent of Tencent, no Trade Sale shall be effected, or be permitted to be effected, to any Restricted Person.

8.	BOARD AND MANAGEMENT

8.1 Board Size. Each Shareholder shall vote at the shareholders meetings, or give written consents with respect to all its Ordinary Shares, to ensure that the size of the Board shall be set and remain at nine (9) directors and the term of a director shall be three (3) years.

8.2 Election of Directors. On all matters relating to the election of one or more directors of the Company, each Shareholder shall vote at the shareholders meetings, or give written consents with respect to all their Ordinary Shares, to elect directors to the Board in the following manner:

(a) (v) five (5) directors shall be appointed by Tencent and its Affiliates (the “Tencent Directors”) by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold no less than 50% of the Company’s issued and outstanding share capital; (w) four (4) directors shall be appointed by Tencent and its Affiliates by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold 35% or more than 35% but less than 50% of the Company’s issued and outstanding share capital; (x) three (3) directors shall be appointed by Tencent and its Affiliates by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold 25% or more than 25% but less than 35% of the Company’s issued and outstanding share capital; (y) two (2) directors shall be appointed by Tencent and its Affiliates by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold 10% or more than 10% but less than 25% of the Company’s issued and outstanding share capital; and (z) one (1) director shall be appointed by Tencent and its Affiliates by notice in writing to the Company as long as Tencent and its Affiliates directly or indirectly hold 5% or more than 5% but less than 10% of the Company’s issued and outstanding share capital. For the avoidance of doubt, subclauses (v), (w), (x), (y) and (z) are mutually exclusive;

(b) (w) four (4) directors shall be appointed by all Shareholders other than Tencent and its Affiliates (such other Shareholders, the “Non-Tencent Shareholders”) to the Company as long as the holders of Ordinary Shares other than Tencent and its Affiliates collectively hold not less than 35% of the Company’s issued and outstanding share capital; (x) three (3) directors shall be appointed by all Non-Tencent Shareholders by notice in writing to the Company as long as the holders of Ordinary Shares other than Tencent and its Affiliates collectively hold 25% or more than 25% but less than 35% of the Company’s issued and outstanding share capital; (y) two (2) directors shall be appointed by all Non-Tencent Shareholders by notice in writing to the Company as long as the holders of Ordinary Shares other than Tencent and its Affiliates collectively hold 10% or more than 10% but less than 25% of the Company’s issued and outstanding share capital; and (z) one (1) director shall be appointed by all Non-Tencent Shareholders by notice in writing to the Company as long as the holders of Ordinary Shares other than Tencent and its Affiliates collectively hold 5% or more than 5% but less than 10% of the Company’s issued and outstanding share capital. For the avoidance of doubt, subclauses (w), (x), (y) and (z) are mutually exclusive. In the event that subclause (w) applies, the four (4) directors shall be appointed as follows: (i) each Key Management shall be a director as long as (A) such Key Management continues to hold not less than 70% of the Ordinary Shares held by such Key Management as of the date hereof; and (B) such Key Management remains as an officer or employee of any Group Company and complies with the provisions under Section 8.9 hereof (for the avoidance of doubt, (A) the failure of any one Key Management to meet the foregoing qualification requirements will not result in the other Key Management forfeiting his right to serve as a director of the Company if the other Key Management satisfies the foregoing qualification requirements; and (B) upon the occurrence of any Shortened Lock-up Triggering Event with respect to any Key Management, such Key Management’s right to serve as a director of the Company shall be immediately forfeited); and (ii) the remaining two (2) directors shall be appointed by the Shareholders holding the largest and the second largest portion of the Company’s share capital, other than Tencent, the Key Management and, for the avoidance of doubt, the Spotify Investors, respectively (such Shareholder holding the largest portion, the “Largest Financial Investor”; and such Shareholder holding the second largest portion, the “Second Largest Financial Investor”) by notice in writing, as long as the Largest Financial Investor and the Second Largest Financial Investor each holds not less than 5% of the Company’s issued and outstanding share capital (for the avoidance of doubt, the failure of the Largest Financial Investor to meet the foregoing qualification requirement will not result in the Second Largest Financial Investor forfeiting its right to appoint a director of the Company if the Second Largest Financial Investor satisfies the foregoing qualification requirement, and vice versa); provided that if (i) any one of the Key Management fails to satisfy the qualification requirements as described in this Section 8.2(b) for him to serve as a director to the Board or loses the director seat upon the occurrence of any Shortened Lock-up Triggering Event, or (ii) either the Largest Financial Investor or the Second Largest Financial Investor holds less than 5% of the Company’s issued and outstanding share capital, the Non-Tencent Shareholders shall hold a special meeting to fill the vacancy of the Board as a result thereof, and any Shareholder who has obtained the highest vote at such special meeting shall have the right to appoint one (1) director to fill in such vacant director seat. In the event that subclause (x), (y) or (z) applies, the Non-Tencent Shareholders shall hold a special meeting, on which meeting each Non-Tencent Shareholder has the right to nominate three (3), two (2) or one (1) candidates, as applicable, and the candidate(s) who have received the highest votes of the Non-Tencent Shareholders at such special meeting shall serve as the three (3), two (2) or one (1) directors, as applicable;

(c) one of the Tencent Directors shall be the chairman of the Board as long as Tencent holds not less than 35% of the Company’s issued and outstanding share capital; and

(d) each Shareholder agrees to vote in favor of the appointees as indicated above to ensure that any such appointment, of a director appointed pursuant to this Section 8.2 shall be made in accordance with this Section 8.2 and the Articles as soon as practicable after the relevant notice in writing is delivered to the Company.

Notwithstanding the definition of Affiliates, the parties agree that for purposes of this Section 8.2, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

8.3 Removal. Each Shareholder shall have the right to require the removal or replacement of a Director appointed by it at any time. Each Shareholder agrees that, if at any time it is then entitled to vote for the removal of directors from the Board, it shall not vote any of its Ordinary Shares or execute proxies or written consents, as the case may be, in favor of the removal of any director who shall have been designated pursuant to Section 8.2 (Election of Directors) or Section 8.4 (Vacancies), unless the person or persons entitled to appoint such director pursuant to Section 8.2 (Election of Directors) shall have consented to such removal in writing; provided that, if the person or persons entitled to designate any director pursuant to Section 8.2 (Election of Directors) shall request in writing the removal, with or without cause, of such director, each Shareholder shall vote all of its Ordinary Shares or execute proxies or written consents, as the case may be, in favor of such removal.

8.4 Vacancies. If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board:

(a) the person or persons entitled under Section 8.2 (Election of Directors) to designate such director whose death, disability, retirement, resignation or removal resulted in such vacancy, subject to the provisions of Section 8.2 (Election of Directors), shall have the exclusive right to designate another individual (the “Replacement Nominee”) to fill such vacancy and serve as a director on the Board; and

(b) subject to Section 8.2 (Election of Directors), each Shareholder agrees that if it is then entitled to vote for the election of directors to the Board, it shall vote all of its Ordinary Shares, or execute proxies or written consents, as the case may be, in order to ensure that the Replacement Nominee be elected to the Board.

8.5 Actions of the Board. All actions of the Board shall require at least a majority of the votes cast by the directors present at a duly-convened meeting of the Board at which a quorum is present or by written consent of all the directors of the Board.

8.6 Committees. The Board may establish such committees with such powers as may be permitted by applicable Law and the Articles; provided, that any such committees shall be subject to the direction of and any policies adopted by the Board. Unless otherwise prohibited by applicable Law, as long as Tencent directly or indirectly holds no less than 50% of the Company’s issued and outstanding share capital, at least a majority of the members of each such committee shall be the Tencent Directors.

8.7 Board Composition of the Other Group Companies. The Company and the Shareholders shall, unless otherwise prohibited by applicable Law, and to the extent agreed by the relevant directors, cause the board of directors of each other Group Company to consist of the same persons as those directors then on the Board.

8.8 Management. Each Shareholder shall cause the directors appointed by it to vote at the Board meetings to ensure that the candidates nominated by Tencent be appointed as the chief executive officer, the chief financial officer and the general counsel of the Company. The chief financial officer of the Company and the general counsel of the Company shall report to the chief executive officer of the Company. The chief financial officer of Tencent Holdings Limited shall have the consultation right to discuss and consult with the chief financial officer of the Company regarding the business, operations, affairs, finances and accounts of the Group Companies and to examine the books of account and records of the Group Companies at any time. The chief financial officer of the Company shall work closely with the chief financial officer of Tencent Holdings Limited to ensure compliance with the requirement of Tencent Holdings Limited regarding the treasury and financing policies of Tencent Holdings Limited, and those financial policies related to compliance under the rules of The Stock Exchange of Hong Kong Limited. The general counsel of the Company (the “Company GC”) will work closely with the general counsel of Tencent Holdings Limited (the “Tencent GC”) so as to ensure full compliance with all applicable requirements of The Stock Exchange of Hong Kong Limited, and the Tencent GC shall have the right to discuss and consult with the Company GC regarding the Company’s legal function and legal strategy, including without limitation matters relating to litigation, intellectual property and regulatory compliance. The remaining senior management members of the Company shall be proposed by the chief executive officer of the Company and appointed by the Board.

8.9 Key Management Covenant. Each Key Management covenants and undertakes to the Company and Tencent that, for so long as he remains an officer or employee of any Group Company, he will manage the affairs of the Group Companies on a full time basis and be fully devoted to developing and operating the business of the Group Companies and will not pursue any other business or investment interests, or any other opportunities outside of the Group Companies.

8.10 Related Party Transactions. Notwithstanding any other provision of this Agreement, other than as expressly provided in this Agreement, the Tencent Transaction Documents, the Spotify Subscription Agreement or the other Transaction Documents, and except for all the existing Related Party Transactions as of the date hereof (each, an “Excluded Related Party Transaction”), (i) any Related Party Transaction that involves a transaction value in excess of RMB 35,000,000 individually or RMB 150,000,000 in the aggregate during any twelve (12)-month period shall be approved by at least 50% of the directors who are not interested in such Related Party Transaction before any Group Company may carry out or agree to carry out such Related Party Transaction; (ii) the Company shall provide a semi-annual written report to all directors of all the Related Party Transactions which the Company or other Group Companies entered into during the past six months (other than any Related Party Transaction approved pursuant to Section 8.10(i) as described above and any Excluded Related Party Transaction) setting out material terms and conditions of such Related Party Transactions in reasonable detail. A majority of the directors of the Company who are not interested in a Related Party Transaction (a) may request the management of the Company to provide any further information on such Related Party Transaction, (b) may oppose such Related Party Transaction (other than any Related Party Transaction approved pursuant to Section 8.10(i) as described above and any Excluded Related Party Transaction), and (c) shall have the right to give direction to the Company to terminate such Related Party Transaction if such non-interested directors determine in good faith and consistent with their fiduciary duties that such Related Party Transaction is not on arm’s length basis and is not in the best interest of the Company, upon receipt of which direction the Company shall, and the Shareholders shall procure the Company to, take all necessary actions to terminate such Related Party Transaction.

8.11 Enforcement of Tencent Transaction Documents.

(a) Each of the Company and Tencent hereby agrees that the Shareholders (other than Tencent or its Affiliates) shall be deemed third party beneficiaries under the Tencent Subscription Agreement, including, without limitation, Section 8 (Indemnity) of the Tencent Subscription Agreement (subject to the limitations on liability set forth therein) and shall have the full power and authority to make a direct claim against Tencent or its Affiliates with respect to any and all claims under the Tencent Subscription Agreement, including, without limitation, Section 8 (Indemnity) of the Tencent Subscription Agreement (subject to the limitations on liability set forth therein); provided that such third party beneficiary right may be exercised by the Shareholders (other than Tencent or its Affiliates) if and only if (x) (i) any director of the Company believes in good faith that the Company has a valid claim against Tencent or its Affiliates under the Tencent Subscription Agreement and (ii) the Company has failed to initiate any claim against Tencent or its Affiliates thereunder within thirty (30) days after written request by such director to the Company to make such claim, and (y) the Shareholders holding at least 66.7% of the issued and outstanding Ordinary Shares of the Company (other than any Ordinary Shares held by Tencent or its Affiliates) and representing no less than 3.3% of the issued and outstanding share capital of the Company, agree in writing, in their own discretion, to appoint a Shareholder as a representative (the “Shareholder Representative”) to so pursue a claim against Tencent on behalf of the Shareholders (other than Tencent or its Affiliates) pursuant to this Section 8.11; provided further that any claims by the Company under Section 8 (Indemnity) of the Tencent Subscription Agreement and any claim by the Shareholder Representative pursuant to this Section 8.11 shall be taken together when determining the application of the limitations on liability under Section 8 (Indemnity) of the Tencent Subscription Agreement. Any such claim pursued by the Shareholder Representative pursuant to this Section 8.11 shall follow the provisions set forth in Section 9.10 (Dispute Resolution) of the Tencent Subscription Agreement, mutantis mutandis. Notwithstanding the definition of Affiliates, the parties agree that for purposes of this Section 8.11, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

(b) The Shareholders (other than Tencent or its Affiliates) hereby irrevocably appoint the Shareholder Representative as the attorney-in-fact of the Shareholders (other than Tencent or its Affiliates), with full power and authority to act in the name of and for and on behalf of the Shareholders (other than Tencent or its Affiliates) with respect to all matters arising in connection with a claim against Tencent made by such Shareholders pursuant to Section 8.11(a) hereof, including, but not limited to, the power and authority to take any and all of the following actions: (i) to seek any preliminary injunctive relief from any court of competent jurisdiction and/or to commence any arbitral proceedings in accordance with Section 9.10 (Dispute Resolution) of the Tencent Subscription Agreement, as provided under Section 8.11(a) hereof, (iii) to negotiate any settlement agreement or settle any arbitral proceedings, (iv) to enforce any arbitration awards, (v) to retain legal counsel in connection with any and all matters referred to herein, (vi) to disclose to the court or arbitration tribunal such Confidential Information necessary for the Shareholder Representative to pursue a claim pursuant to Section 8.11(a) hereof, and (vii) to incur reasonable costs and expenses including legal costs in connection with such actions. It is understood that the Shareholder Representative shall serve without compensation. For the avoidance of doubt, any actions taken by the Shareholder Representative shall be fully binding upon all Shareholders (other than Tencent or its Affiliates).

(c) Each of the Company and Tencent hereby acknowledges the appointment, powers and authority of the Shareholder Representative pursuant to this Section 8.11 and agrees that it will not, and it will procure its Affiliates and the Group Companies and their Controlled Affiliates not to, dispute the appointment, powers and authority of the Shareholder Representative at any court or arbitral proceedings; provided that the Shareholder Representative is duly appointed pursuant to Section 8.11(a). Each of the Company and Tencent further agrees that, in respect to any claim pursued by the Shareholder Representative on behalf of the Shareholders (other than Tencent or its Affiliates) pursuant to this Section 8.11, the Shareholder Representative (i) shall have the full power and authority to claim against Tencent and its Affiliates (other than the Group Companies and their Controlled Affiliates) with respect to any and all claims that the Company may be entitled to under the Tencent Subscription Agreement, including injunctive relief and monetary indemnity, and (ii) shall be entitled to claim the full amount of any and all Losses (as defined in the Tencent Subscription Agreement) incurred by the Company Indemnitees (for the avoidance of doubt, the Losses that may be claimed by the Shareholder Representative are not limited to the Losses suffered by the Shareholders (other than Tencent or its Affiliates) in their capacity of the shareholders of the Company), provided that any such Losses payable by Tencent or its Affiliates pursuant to this Section 8.11 shall be subject to applicable limitations on liability under Section 8 (Indemnity) of the Tencent Subscription Agreement.

(d) The Company agrees, promptly and in any event within ten (10) Business Days upon demand, to pay and reimburse the Shareholder Representative any and all reasonable and documented costs and expenses (including legal costs) incurred by the Shareholder Representative in connection with claiming against Tencent pursuant to this Section 8.11; provided that the Company is not obligated to pay or reimburse any costs and expenses that are incurred by the Shareholder Representative in bad faith or as a result of gross negligence or willful misconduct of the Shareholder Representative, or if such costs and expenses are unreasonably wasteful.

(e) The Shareholders (other than Tencent or its Affiliates) agree that any and all Losses recovered by the Shareholder Representative pursuant to this Section 8.11 shall be held to the account of the Company and transferred in full to the Company, net of reasonable out-of-pocket costs and expenses incurred by such Shareholder Representative in such claim for which the Shareholder Representative shall be entitled to be reimbursed pursuant to Section 8.11(d) but had not been so reimbursed.

(f) Nothing in this Section 8.11 shall be interpreted to limit or restrict the ability or power of any Shareholder to make any claim against the Company or any other Shareholder under this Agreement (in respect of matters not covered by this Section 8.11) or applicable law.

8.12 Tencent Information Right.

(a) The Company shall timely provide to Tencent any financial information of the Group Companies and its Controlled Affiliates and portfolio companies reasonably requested by it that is available to the Company in order for Tencent Holdings Limited to consolidate financial statements of the Group Companies, including such financial statements of the Group Companies converted from US GAAP to IFRS.

(b) Tencent shall have (i) the right to inspect facilities, records and books of the Group Companies at any time during regular working hours on reasonable prior notice to the Company, and (ii) the right to discuss the business, operations and conditions of the Company and any of the Group Companies with the Company’s directors, officers, employees, accountants and legal counsel.

9.	INFORMATION RIGHTS

9.1 Delivery of Financial Statements and Other Information. Upon written request of any Shareholder, the Company shall deliver to such Shareholder, for as long as such Shareholder (together with its Affiliates) continues to hold at least 2% of the Company’s share capital on a fully diluted basis, the information set forth below:

(a) as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, an unaudited income statement for such fiscal year, an unaudited balance sheet of the Company and statement of shareholder’s equity as of the end of such fiscal year, and an unaudited statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, on a consolidated basis, prepared in accordance with IFRS or US GAAP; and

(b) as soon as practicable, but in any event within fifty (50) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, an unaudited quarterly management accounts on a consolidated basis, prepared in accordance with IFRS or US GAAP applied on a consistent basis;

10.	ADDITIONAL COVENANTS

10.1 Directors Indemnification; Insurance. The Articles shall at all times provide for the indemnification of the directors and their Affiliates to the maximum extent provided by the Law of the jurisdiction in which the Company is organized. At the request of any director of the Board, the Company will promptly enter into an indemnification agreement with such director on customary terms and conditions covering such director and such director’s Affiliates and in form and substance reasonably satisfactory to the Shareholder designating such director. At the request of any director of the Board, the Company shall obtain and pay for (subject to a reasonable annual premium) directors’ and officers’ insurance covering each of its directors and officers.

10.2 Protective Provisions.

(a) The Company shall not sell or issue any New Securities without first obtaining the approval (by vote or written consent, as provided by applicable Laws or the Articles) of the Shareholders holding at least 66.7% of the then total issued and outstanding Ordinary Shares held by all Shareholders. The Company shall not sell or issue any New Securities at a purchase price that has a pre-money valuation of the Company of less than US$6 billion without first obtaining the approval (by vote or written consent, as provided by applicable Laws or the Articles) of the Shareholders holding at least 90% of the then total issued and outstanding Ordinary Shares held by all Shareholders.

(b) Without prejudice to Section 10.2(a) above, the Company shall not, and shall not permit any other applicable Group Company to, except as expressly permitted under this Agreement or in connection with any put right of a Shareholder as set forth in the applicable Subscription Agreements, carry out any of the following actions involving itself or any of its Subsidiaries as applicable without first obtaining the approval (by vote or written consent, as provided by applicable Laws or the Articles) of the Shareholders holding at least 66.7% of the then total issued and outstanding Ordinary Shares held by all Shareholders:

(i) altering or changing the rights, or privileges of the Ordinary Shares or creating (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Ordinary Shares;

(ii) reclassifying any outstanding Ordinary Shares into shares having rights, preferences or privileges with respect to dividends or assets senior to or on a parity with the Ordinary Shares;

(iii) declaring or paying any dividend or distribution or otherwise redeeming or repurchasing any issued and outstanding shares of the Company;

(iv) making any acquisition, sale of control or assets, merger, consolidation, joint venture or partnership arrangements exceeding the materiality threshold established by the Board from time to time, except pursuant to the exercise of the Drag-Along Right;

(v) effecting an increase or reduction of the authorized share capital, split-off, spin-off, dissolution, liquidation, winding-up or bankruptcy of the Company or any material Subsidiary thereof (for the avoidance of doubt, issuance of any shares under the exceptional proviso of the definition of “New Securities” shall not be subject to such approvals);

(vi) selling, mortgaging, pledging, leasing, transferring, incurring a lien on or otherwise disposing of substantially all of its assets or any of the assets which are outside the ordinary course of business of the Company and exceeding the materiality threshold established by the Board from time to time;

(vii) making any material changes to or engaging in any business materially different from the Core Business, or ceasing any material existing business line or activities of the Company;

(viii) incurring any material indebtedness or assuming any material financial obligation exceeding the materiality threshold established by the Board from time to time and outside the ordinary course of business of the Company;

(ix) making any capital expenditures or investment in any other company exceeding US$400,000,000 or such other materiality threshold established by the Board from time to time;

(x) creating any encumbrance over the whole or part of the share capital, undertaking, material property or material assets of the Company or any material Subsidiary thereof, other than as permitted by the annual budget or the business and financial plan approved by the Board;

(xi) increasing or decreasing the authorized size of the Board; or

(xii) amending or waiving any provision of the Articles in a manner that would alter or change the rights, preferences or privileges of the Ordinary Shares.

(c) The Company shall not, and shall not permit any other Group Company to, make any changes to any of the Control Documents including any transfer or assignment of any party’s rights and obligations under any of the Control Documents and any appointment of representatives, specified persons or proxies under the Control Documents, except as contemplated in this Agreement or by the Tencent Transaction Documents, without first obtaining the approval (by vote or written consent, as provided by applicable Laws or the Articles) of the holders of at least 66.7% of the then total issued and outstanding Ordinary Shares of the Company.

(d) Without prejudice to Section 10.2(b) above, the Company shall not, and shall not permit any other Group Company to, carry out any of the following actions involving itself or any of its Subsidiaries without first obtaining the prior written approval of Tencent:

(i) any merger, consolidation, transfer of shares or other form of restructuring of the Company involving a Restricted Person;

(ii) any sale of all or substantially all of the assets of the Group Companies to a Restricted Person;

(iii) any issuance of New Securities by the Company to any Restricted Person;

(iv) entering into any joint venture or partnership arrangement with a Restricted Person; or

(v) engaging in any business other than the Core Business.

10.3 Control Documents. The Company and the Shareholders shall, and shall cause the other applicable Group Companies and their respective Controlled Affiliates or nominee shareholders to, take all actions necessary or desirable in order to amend the Control Agreements in form and substance approved by Tencent (“Amended Control Documents”), such that following the entry of the Amended Control Documents by the respective parties thereto, (i) the registered capital of each of the VIE Affiliates shall be held in the manner as provided in the Amended Control Documents; and (ii) the Company, indirectly through its Subsidiary, shall continue to exercise control over the economic interest in, and the operations of, the VIE Affiliates, such that the financial statements of the VIE Affiliates can be consolidated with those of the other applicable Group Companies in accordance with the generally accepted accounting principles of the U.S. In the event that the shareholding percentages of the Shareholders in the Company have changed, at the request of the Company, the Shareholders shall, and shall cause the other applicable Group Companies and their respective Controlled Affiliates or nominee shareholders to, take all actions necessary or desirable to adjust the corresponding shareholding percentages in each of the VIE Affiliates in a tax efficient manner, such that the shareholding percentages in each of the VIE Affiliates shall be consistent with those in the Company.

10.4 IPO. Each of the Shareholders agrees to use its reasonable best efforts to cause an IPO of the Company on the Qualified Stock Exchange (“IPO”) as soon as practicable and no later than the second anniversary of the Tencent Closing Date. If the IPO of the Company fails to occur on or prior to the second anniversary of the Tencent Closing Date, each of the Shareholders agrees to use its reasonable best efforts to cause the IPO of the Company as soon as practicable thereafter. In the event that an IPO would meet all the conditions for an QIPO, (i) in any applicable proceeding of a meeting of the Board, all Shareholders shall procure their respective appointed directors to vote in favor of such IPO, and (ii) in any applicable proceeding of a general meeting of the Company, all Shareholders shall vote in favor of such IPO.

10.5 Tencent ESOP. The parties hereto agree and acknowledge that (a) 12,637,194 Ordinary Shares have been reserved for issuance under the Tencent ESOP as of the date hereof; (b) the Board shall administer the Tencent ESOP; provided that Tencent shall have the sole discretion and full and exclusive power to determine (x) the participants who are to receive awards under the Tencent ESOP and (y) the number and types of awards that each such participant shall be granted under the Tencent ESOP; and (c) upon the request of Tencent, the Board shall promptly adopt and approve the Tencent ESOP and the form of award agreements.

10.6 Ownership Interest in Lechang. The Company and the Shareholders shall take all actions necessary or desirable, including passing board and/or shareholder resolutions, in order to ensure that (i) upon the consummation of the Lechang Spinoff, each Shareholder’s ultimate beneficial ownership in Lechang shall be in proportion to such Shareholder’s equity interest in the issued and outstanding share capital of the Company as of July 12, 2016 immediately after the Tencent Closing, unless such Shareholder elects not to subscribe for its pro rata portion of the equity interest in Entity A; (ii) each Shareholder shall be paid a special dividend in proportion to such Shareholder’s equity interest in the issued and outstanding share capital of the Company as of July 12, 2016 immediately after the Tencent Closing, so that each such Shareholder may use such special dividend to subscribe for the equity interest in Entity A, provided that the Shareholder may use such special dividend for any purpose it may deem fit in the event that such Shareholder elects not to subscribe for its pro rata portion of the equity interest in Entity A; provided further that the unsubscribed portion of the equity interest in Entity A as a result of any Shareholder electing not to subscribe such portion shall be allocated to the other Shareholders who elects to subscribe the equity interest in Entity A on a pro rata basis in proportion to such other Shareholders’ equity interests in the issued and outstanding share capital of the Company (excluding those unsubscribed shareholder(s)) as of July 12, 2016 immediately after the Tencent Closing; (iii) if any Shareholder has been paid any special dividend that is inconsistent with the arrangement in subclause (ii), such Shareholder shall return the same amount of such special dividend to the Company, so that the arrangement in subclause (ii) will be achieved.

11.	MISCELLANEOUS

11.1 Effectiveness of Agreement/Termination of the Covenants. This Agreement shall be effective (a) with respect to the Company, Xie Guomin, Xie Zhenyu and each Shareholder listed on Schedule A, upon the due execution and delivery of this Agreement by the Company and the Shareholders holding at least 75% of the issued and outstanding Ordinary Shares held by all Shareholders as of the date hereof, and (b) with respect to the other persons that become Shareholders after the date hereof, upon their due execution and delivery of a Joinder in the form set forth in Exhibit A. The covenants set forth in Section 3 (Right of Participation), Section 4 (Right of First Refusal; Other Transfer Restrictions), Section 5 (Right of Co-sale), Section 6 (Legend), Section 7 (Drag-Along Right), Section 8.10 (Related Party Transactions), Section 8.11 (Enforcement of Tencent Transaction Documents), Section 9 (Information Rights), Section 10.2(a), (b) and (c) (Protective Provisions), Section 10.3 (Control Documents) and Section 10.4 (IPO) shall terminate as to each Shareholder and be of no further force or effect upon the earlier of (i) immediately prior to the consummation of a QIPO, or (ii) the date when the Company becomes subject to the reporting requirements of the Exchange Act or analogous reporting requirements in an alternative listing jurisdiction. The covenants set forth in and Section 10.2(d) (Protective Provisions) shall terminate and be of no further force or effect if it is determined by the underwriter of a QIPO and the Company’s legal counsel with respect to a QIPO that such covenants constitute a commercial or regulatory substantive impediment to the process of the QIPO. The parties hereto agree that each party shall negotiate in good faith to terminate or amend the covenants set forth in Section 8 (Board and Management) (other than those in Section 8.10 (Related Party Transactions) and Section 8.11 (Enforcement of Tencent Transaction Documents)) upon the earlier of (i) immediately prior to the consummation of a QIPO, or (ii) the date when the Company becomes subject to the reporting requirements of the Exchange Act or analogous reporting requirements in an alternative listing jurisdiction, to the extent that the termination or amendment of any such covenant shall be necessary or desirable in order for the Company to comply with applicable Law or rules or regulations of applicable securities exchanges in connection with a QIPO. Any person who ceases to be a Shareholder shall have no further right under this Agreement, but for the avoidance of doubt, such person shall continue to be subject to the obligations hereunder that by their terms apply to such person after it ceases to be a Shareholder.

11.2 Enforceability/Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Laws. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

11.3 Entire Agreement. This Agreement, together with all the exhibits hereto and thereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof, including the Prior Agreement, the Shareholders Agreement dated July 12, 2016 by and among the Company and certain other parties named therein (“July 2016 SHA”), the Shareholders Agreement dated March 8, 2016 by and among the Company and certain other parties named therein (“March 2016 SHA”), the Shareholders Agreement dated May 26, 2014 by and among the Company and certain other parties named therein (“2014 SHA”) and the Amended and Restated Shareholders Agreement dated December 4, 2013 by and among the Company and certain other parties named therein (“2013 SHA”, together with the 2014 SHA, the March 2016 SHA, the July 2016 SHA and the Prior Agreement, the “Prior SHAs”).

Without limiting the generality of the foregoing, the Shareholders agree that in the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of the Articles, the terms of this Agreement shall prevail in all respects as among the Shareholders. The Shareholders shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Articles and the parties hereto shall exercise all voting and other rights and powers (including the power to procure any required alteration to the Articles to the extent permitted by applicable Law to resolve such conflict or inconsistency) to make the provisions of this Agreement effective. Without limitation of the foregoing, each Shareholder agrees to vote all of its Company Securities or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Articles (i) facilitate, and do not at any time conflict with, any provision of this Agreement, (ii) permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement and (iii) are adopted concurrently with or as soon as practicable after the effectiveness of this Agreement pursuant to Section 11.1 and registered promptly thereafter.

11.4 Governing Law and Dispute Resolution. This Agreement shall be governed by and construed exclusively in accordance with the Laws of Hong Kong without giving effect to any choice of law rule that would cause the application of the Laws of any jurisdiction other than the Laws of Hong Kong to the rights and duties of the parties hereunder.

Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other. The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force at the time when the Arbitration Notice is submitted. The seat of arbitration shall be Hong Kong. There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration (the “Selection Period”). Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The chairman of the HKIAC shall select the third arbitrator. If either party to the arbitration fail to appoint an arbitrator with the Selection Period, the relevant appointment shall be made by the chairman of the HKIAC. The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 11.4 (Governing Law and Dispute Resolution), including the provisions concerning the appointment of the arbitrators, this Section 11.4 (Governing Law and Dispute Resolution) shall prevail. Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or signature of a party delivered by facsimile, email or similar electronic transmission pursuant to which the signature of (or on behalf of) such party can be seen shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by such party.

11.6 Headings. The section headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

11.7 Notices. Except as may be otherwise provided herein, any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given (i) upon personal delivery, (ii) upon delivery by overnight courier, or (iii) five (5) days after deposit in the mail, by registered or certified mail, postage prepaid, addressed (a) if to the Company, to its principal office, and (b) if to a Shareholder, to such Shareholder’s address as is on file with the records of the Company, or at such other address as the parties may designate by a ten (10) days’ advance written notice to the other parties.

11.8 Amendment of Agreement. Any provision of this Agreement may be amended by a written instrument signed by the Company and the Shareholders holding at least 75% of the then issued and outstanding Ordinary Shares held by all Shareholders (which Shareholders must include Tencent); provided that any provision herein that expressly requires the consent of a higher threshold of Ordinary Shares may not be amended except with the consent of such higher threshold of Ordinary Shares. In addition, any amendment, waiver or modification of any provision of this Agreement that would materially and adversely affect any Shareholder in a manner that is disparate from the manner in which it affects other Shareholders may be effected only with the written consent of the Shareholder so affected. Any amendment or modification to Section 4.2(a) may be effected only with the written consent of the Key Management.

11.9 Successors and Assigns. Except as otherwise expressly provided to the contrary, the provisions of this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon each Shareholder and each Shareholder’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of Law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No party may assign any rights or delegate any obligations hereunder except in connection with the Transfer of Company Securities in accordance with the terms of this Agreement.

11.10 Expenses. Each party shall bear its own expenses, including legal fees, in connection with the transactions contemplated by this Agreement.

11.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement shall impair any such right, power or remedy of such first party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party shall be cumulative and not alternative.

11.12 Confidentiality.

(a) The existence, terms and conditions of this Agreement, the Spotify Subscription Agreement, the other Transaction Documents, the Tencent Transaction Documents and any information received by any Shareholder pursuant to Section 9 (Information Rights) or any other confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company to which such Shareholder has been or shall become privy by reason of this Agreement or the other Transaction Documents, discussions or negotiations relating to this Agreement or the other Transaction Documents, and the performance of its obligations hereunder or thereunder (collectively, the “Confidential Information”) shall be considered confidential information and shall not be disclosed by any party to any third party except in accordance with the provisions set forth below; provided that such Confidential Information shall not include any information that is in the public domain other than by reason of the breach of the confidentiality obligations hereunder.

(b) Each party may disclose the existence of the transactions contemplated under the Tencent Subscription Agreement and the other Tencent Transaction Documents in a press release jointly approved by the Company, Tencent and the Shareholders holding at least 66.7% of the then issued and outstanding Ordinary Shares. No other announcement regarding any of the Confidential Information in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the Company, Tencent and the Shareholders holding at least 66.7% of the then issued and outstanding Ordinary Shares held by all Shareholders.

(c) Notwithstanding the foregoing, any party may disclose any of the Confidential Information to its current or bona fide prospective investors, permitted assignees or transferees, directors, officers, shareholders, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations.

(d) In the event that any party is requested or becomes legally compelled (including, without limitation, pursuant to securities laws and regulations and other applicable laws and stock exchange rules) to disclose any Confidential Information in contravention of the provisions of this Section 11.12 (Confidentiality), such party (the “Disclosing Party”) shall provide the Company and any other Party to whom such Confidential Information relates (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is requested or legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(e) The provisions of this Section 11.12 (Confidentiality) shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto.

(f) All notices required under this section shall be made pursuant to Section 11.7 (Notices) of this Agreement.

11.13 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damage for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

11.14 Parties in Interest. Except as expressly provided elsewhere in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Right of Third Parties) Ordinance (Chapter 623, Laws of Hong Kong) to enforce any terms of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from the Contracts (Right of Third Parties) Ordinance. For the avoidance of doubt, any holder of Company Securities that is not a party to this Agreement is not, and shall not be deemed, a Shareholder and shall not have any rights, interests, obligations or remedies as a Shareholder under this Agreement.

11.15 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Company Securities of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Company Securities, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

11.16 Aggregation of Shares. All Company Securities held or acquired by affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

11.17 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended and superseded in its entirety and restated in this Agreement. Such amendment and restatement is effective upon effectiveness of this Agreement in accordance with Section 11.1. Upon such effectiveness, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force and effect.

11.18 Representations and Warranties. Each party hereby represents and warrants to each other party, as of the date hereof, and as of the effective date of this Agreement, as follows:

(a) such party, if not a natural person, is duly organized, validly existing and, to the extent applicable, in good standing under the applicable law of its jurisdiction of organization;

(b) such party is a natural person, or is a corporate body with the legal capacity, power, authority and right to execute, deliver and perform its obligations under this Agreement, and all actions on its part necessary for the authorization, execution, delivery of and the performance of all of its obligations under this Agreement have been taken;

(c) this Agreement will when executed be a legal, valid and binding obligation, enforceable against it in accordance with its terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally; and

(d) the execution and delivery by such party of this Agreement and the consummation by it of all the transactions contemplated hereunder (i) do not and will not require any approval, consent or authorization, except for such approvals, consents or authorizations that have been duly obtained and remain in full force and effect as of the date hereof; (ii) breach or constitute (or with notice or lapse of time or both constitute) a default under its constitutional documents, existing shareholders agreement or any material contract or agreement to which such party is bound; and (iii) result in a violation or breach of or constitute (or with notice or lapse of time or both constitute) a default under any applicable Law by which such party or any of its assets is bound.

11.19 Waivers; Consents. Each Shareholder hereby consents to the transactions contemplated by the Spotify Subscription Agreement and this Agreement, including the issue and allotment of the Ordinary Shares under the Spotify Subscription Agreement, and irrevocably waives any and all rights arising under the Prior SHAs, the Articles or under applicable Law, in respect of pre-emptive rights, notice rights, rights of participation, rights of first refusal, co-sale rights, veto rights and all similar rights, and irrevocably waives any breach of the Prior SHAs or the Articles relating to such issuance.

11.20 Release of Obligations. The Company hereby irrevocable agrees and confirms that with respect to each Shareholder that is an Existing Shareholder and the Company itself, and each Shareholder that is an Existing Shareholder hereby irrevocably agrees and confirms only with respect to subclauses (i) and (iii) below, severally and not jointly, that, solely with respect to such Shareholder, (i) the number of Ordinary Shares held by such Shareholder as set forth in the Cap Table in Schedule D to the July 2016 SHA (“Cap Table”) was true and accurate as of July 12, 2016; (ii) each issuance of shares by the Company as shown in the Cap Table and the register of members of the Company to each Shareholder as of July 12, 2016 had been duly authorized and approved; and (iii) as of July 12, 2016, other than the Tencent ESOP and the Disclosed Issuance Obligation, there were no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind by which the Company is bound obligating it to issue, deliver or sell any Company Securities to such Shareholder or any other person (such obligations of the Company as of July 12, 2016, together with the Disclosed Issuance Obligation but, for the avoidance of doubt, excluding the Tencent ESOP and the issuance of Ordinary Shares upon the exercise of options under the 2014 ESOP, the “Issuance Obligation”). This Agreement shall constitute an unconditional and irrevocable waiver and release by each Shareholder that is an Existing Shareholder, on behalf of itself and its Subsidiaries, Affiliates, current and former officers, directors, employees, commissioners, and agents, and predecessors, successors and assigns (collectively, “Releasing Parties”) of (a) all Issuance Obligations of the Company to each such Shareholder or its Affiliates, except for the Disclosed Issuance Obligation, and (b) any and all actions, causes of action, suits, proceedings, claims and demands whatsoever, in law or in equity, of every kind and description, which such Releasing Party ever had, now has, or hereafter can, shall or may have against the Company, its Subsidiaries, Affiliates, current and former officers, directors, employees, commissioners, and agents, and predecessors, successors and assigns (collectively, “Released Parties”), in each case in respect of any of the Released Parties with respect to any breach of any provisions under the Prior SHAs, the subscription or purchase agreement that such Shareholder or its Affiliates invest or acquire shareholding in the Company or any other Group Company, the Articles and applicable Law occurring or arising prior to July 12, 2016. Notwithstanding anything to the contrary contained herein, the Company and each Shareholder that is an Existing Shareholder hereby agree that, (i) concurrently with or before the issuance, delivery or sale of any Company Securities by the Company to any person (other than Tencent) in connection with any Issuance Obligation, the Company shall unconditionally issue, at no consideration, to Tencent such number of Ordinary Shares that equals to the result of (x) 110%, multiplied by (y) the same number of the Company Securities proposed to be issued, delivered or sold by the Company in connection with such Issuance Obligations (the “Anti-Dilution Issuance to Tencent”, and such Ordinary Shares issuable to Tencent, the “Anti-Dilution Issuance Shares”); and (ii) all consideration received by the Company as a result of the issuance, delivery or sale of any Company Securities to any person in connection with any Issuance Obligation shall be distributed or otherwise allocated to all the shareholders of the Company immediately prior to July 12, 2016 (including Tencent) ratably in proportion to the number of Ordinary Shares held by such shareholder in the Company immediately prior to July 12, 2016. The Company and each Shareholder shall take all necessary actions to give effect to and consummate the Anti-Dilution Issuance to Tencent in accordance with the foregoing provisions, and any Anti-Dilution Issuance Shares, when issued and delivered to Tencent, shall be deemed fully paid, duly issued and non-assessable. In the event that the Company receives a request from any person for the issuance, delivery or sale by the Company of any Company Securities to such person in connection with the Issuance Obligation, the Board shall ascertain, and if any director of the Company reasonably objects to such request with good faith basis for such objection, use reasonable efforts to take all necessary actions to contest the validity of such request before the issuance, delivery or sale by the Company of any Company Securities to such person. The obligation of the Company with respect to the Anti-Dilution Issuance to Tencent under this Section 11.20 shall terminate and be of no further force or effect upon the earlier of (i) immediately prior to the consummation of a QIPO, or (ii) the date when the Company becomes subject to the reporting requirements of the Exchange Act or analogous reporting requirements in an alternative listing jurisdiction. Notwithstanding the definition of Affiliates, the parties agree that for purposes of this Section 11.20, Affiliates of Tencent shall exclude the Group Companies or any of the Group Companies’ Controlled Affiliates.

11.21 Interpretation; Absence of Presumption.

(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules, exhibits and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and clause references are to the Articles, Sections, paragraphs, and clauses to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”; (iv) the word “or” shall not be exclusive; (v) references to a person are also to its successors and permitted assigns; provisions shall apply, when appropriate, to successive events and transactions; (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (vii) references to any agreement, instrument or statute means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein and (viii) all terms defined herein shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

THE COMPANY: TENCENT MUSIC ENTERTAINMENT GROUP
(腾讯音乐娱乐集团)

By:	/s/ PANG Kar Shun Cussion
Name: PANG Kar Shun Cussion
Title: Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

MIN RIVER INVESTMENT LIMITED

By:	/s/ Huateng Ma
Name:
Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:
PAGAC MUSIC HOLDING II LIMITED

By:	/s/ Wong Tak Wai
Name: Wong Tak Wai
Title: Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

CHINA INVESTMENT CORPORATION FINANCIAL HOLDINGS

For and on behalf of China Investment Corporation Financial Holdings

By:	/s/ Liang Tang
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

CICFH GROUP LIMITED

For and on behalf of CICFH Group Limited

By:	/s/ Liang Tang
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

CICFH MUSIC INVESTMENT LIMITED

For and on behalf of CICFH Music Investment Limited

By:	/s/ Liang Tang
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

GREEN TECHNOLOGY HOLDINGS LIMITED

For and on behalf of Green Technology Holdings Limited 绿色科技控股有限公司

By:	/s/ Jiamin Zhou
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders Agreement as of the date first above written.

SHAREHOLDER:

PAN ASIA VENTURE GROUP LIMITED

For and on behalf of Pan Asia Venture Group Limited

By:	/s/ Liang Tang
Name:
Title:

[Signature Page to Shareholders Agreement]